Exhibit 10(z)
FIDELITY SOUTHERN CORPORATION
FIDELITY BANK
AMENDMENT TO EXECUTIVE CONTINUITY AGREEMENT
THIS AMENDMENT (“Amendment”) to the Executive Continuity Agreement (“Continuity Agreement”) by and between Fidelity Southern Corporation, a Georgia corporation (“Fidelity Southern”), Fidelity Bank, a Georgia banking corporation (the “Bank”) and David Buchanan (the “Executive”) shall be effective as of the 8th day of March, 2018. Fidelity Southern and the Bank are referred to collectively as “Fidelity.”

1.	Section 4(f) of the Continuity Agreement shall be deleted in its entirety and replaced with the following:
“Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Fidelity to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payments after payment by Executive of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined herein). For purposes of this Section 4(f), present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 4(f), the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. All determinations required to be made under this Section 4(f), including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm or compensation consulting firm mutually acceptable to Fidelity and Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to Fidelity and Executive within 15 business days after the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by Fidelity. All fees and expenses of the Determination Firm shall be borne solely by Fidelity. Any determination by the Determination Firm shall be binding upon Fidelity and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to this section, could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Fidelity to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.”

2.	The Continuity Agreement, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.
FIDELITY SOUTHERN CORPORATION
By:/s/James B. Miller, Jr.
Name: James B. Miller, Jr.
Title: Chairman

FIDELITY BANK
By:/s/H.Palmer Proctor, Jr.
Name: H. Palmer Proctor, Jr.
Title: President & CEO

EXECUTIVE
/s/David Buchanan
David Buchanan